Exhibit 99.2

Wireless Telecom Group Provides Business Update at 2022 Annual Shareholders Meeting

Experienced investment bank engaged to help evaluate a full range of strategic alternatives

Strong expected July contract signatures and bookings follows lower first half revenue performance

Management believes recent wins, strong backlog support revenue growth in the second half of 2022

Management and the Board focused on creating value for shareholders

Parsippany, New Jersey, USA – July 29, 2022 – Wireless Telecom Group, Inc. (NYSE American: WTT), today announced that management will provide shareholders an update on the Company’s financial results, capital allocation priorities, and strategies to create value for shareholders at Wireless Telecom Group’s annual shareholder meeting on Friday, July 29, 2022 at 8:00 am ET. The shareholder meeting will be webcast live at www.virtualshareholdermeeting.com/WTT2022. Shareholders of record may vote their shares and submit questions by using the 16-digit control number provided in their proxy materials. Management’s presentation has also been uploaded to https://wirelesstelecomgroup.com/Investor-Relations/Events-Presentations .

As part of Wireless Telecom Group’s strategic update, the Company has engaged an investment banking firm to explore a full range of strategic alternatives for the Company. This process is focused on enhancing value for stockholders, including, but not limited to, a transaction that sells the whole company, or separate transactions that sell each of the Company’s two segments separately to realize sum-of-parts valuation. CDX Advisors, an investment bank with deep domain expertise across the technology, media, and telecom (TMT) sectors, has been engaged to assist in the strategic alternatives process.

Tim Whelan, CEO of Wireless Telecom Group, Inc. stated, “Over the past five years, we have refocused our business to take advantage of emerging opportunities underway within the Test & Measurement markets, and private network markets which include compelling growth opportunities in satellite communications, 5G investments, semiconductor investments and quantum computing growth. As a result, we have transformed our leadership team, realigned our business, and expanded our R&D and sales focus. Today’s announcement is the progression of our long-term strategic growth plan. While we remain confident in the direction we are headed and our future opportunities, we have decided to conduct a strategic review and explore options to accelerate the realization of value for our shareholders.”

Wireless Telecom Group also announced preliminary unaudited second quarter revenues and recent booking trends. Second quarter revenues are expected to be $6.1 million for the quarter ended June 30, 2022, compared to $7.8 million for the quarter ended June 30, 2021, and revenues for the six months ended June 30, 2022 are expected to be $13.7 million compared to $16.0 million for the same period last year. First half revenue declines were primarily due to lower hardware card shipments, and were also impacted by supply chain delays, component shortages, COVID-19 shutdowns in China, and general economic concerns impacting timing of orders being placed in the second quarter.

Wireless Telecom Group has received strong bookings and contract signatures in the month of July of approximately $3.0 million and expects bookings and contract signatures in the 3rd quarter to total between $8 million and $10 million. These include $2.0 million of new RBS contracts which includes a previously announced five party ADVA contract, a new support contract, and additional hardware card orders. The Company also received new T&M orders across all of its Holzworth, Boonton, and Noisecom solutions.

Mr. Whelan continued, “While our second-quarter revenues were less than expected, we believe recent bookings and our strengthening backlog supports higher revenues and growth in the second half of 2022. Regardless of the outcome of our strategic review process, we remain fully committed to continuing to meet the needs of our global RBS and T&M customers, attracting and retaining world-class talent, growing sales and profitability, and creating value for all of our shareholders.”

No timetable has been set for the Company’s process. Wireless Telecom Group does not expect to comment further or update the market with any further information on the process unless and until its Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary. There is no assurance that this strategic alternatives review will result in Wireless Telecom Group changing its current business plan, pursuing a particular transaction or completing any such transaction.

Investor Contact

Andrew M. Berger

Managing Director

SM Berger & Company

Tel: (216) 464-6400

andrew@smberger.com

Contact

Michael Kandell

25 Eastmans Road

Parsippany, NJ 07054

Tel: (973) 386-9696

Fax: (973) 386-9191

www.wirelesstelecomgroup.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements include, among others, expected bookings and expected revenues, expected new contracts, expected emerging opportunities and results of the strategic review process. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results, including, among others, the ongoing impact that the conflict in Ukraine and related sanctions have had and may continue to have on our business, supply chain shortages, transportation costs, and our backlog; the impact that the evolving COVID-19 pandemic has had and continues to have on our supply chain, human capital and the general economy in the future; the potential impact of inflation on our business and the economy in general with respect to timing of customer order placements, among other things, our dependency on capital spending on data and communication networks by our customers and end users; our dependency on the deployment of 4G LTE and 5G NR private networks and related services to grow our business; the impact of the loss of any significant customers; the ability of our management to successfully implement our evolving business plan; the impact of competitive products and pricing; our abilities to protect our intellectual property rights and our ability to manage risks related to our information technology and cyber security as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, as except as required by law.

About Wireless Telecom Group, Inc.

Wireless Telecom Group, Inc., comprised of Boonton, CommAgility, Holzworth, and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems, and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, and semiconductor industries, Wireless Telecom Group products enable innovation across existing and emerging wireless technologies. With a product portfolio including peak power meters, signal generators, phase noise analyzers, signal processing modules, LTE PHY/stack software, noise sources, and programmable noise generators, Wireless Telecom Group supports the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group, Inc.’s website address is wirelesstelecomgroup.com.